Exhibit 10 (a)

CONFIDENTIAL

November 27, 2006

William J. Cernugel

Re:	Separation from Employment

Dear Bill:

This letter (“Agreement”) sets forth the agreement reached concerning the termination of your employment with Alberto-Culver Company, including its current and former parents, subsidiaries and affiliated entities, and their respective current and former successors, assigns, representatives, agents, attorneys, shareholders, officers, directors and employees, both individually and in their official capacities (collectively “Alberto-Culver”).

1. a. Your employment with Alberto-Culver is expected to terminate March 1, 2007. Alberto-Culver will continue your salary, less applicable withholdings and deductions, through your Termination Date (as defined herein). Alberto-Culver will also provide you with a lump-sum payment, less applicable withholdings and deductions, which represents the value of your accrued unused vacation, if any, through your Termination Date. You acknowledge and agree that your employment with Alberto-Culver will end for all purposes on your Termination Date. If you are eligible for a bonus for 2006, you shall be paid your bonus, less applicable withholdings and deductions, so long as you satisfy the terms and conditions of the Alberto-Culver bonus plan in which you participate. Your 2006 bonus will be paid at such time as bonuses are paid to similarly situated executives and if practicable no later than the Termination Date. For the avoidance of doubt, execution of this Agreement will not affect the receipt of your 2006 bonus. Your Termination Date shall serve as the date of your resignation from all officer, director, trustee, employment, regulatory, committee, or any other positions of Alberto-Culver, if any, as well as all officer, director, trustee, regulatory, committee, or any other positions of other entities that you held at the request of Alberto-Culver.

b. You will also receive the payments outlined in your Key Executive Deferred Compensation Agreement pursuant to the terms and conditions set forth therein (including, but not limited to section 5.2 of that agreement, provided, however, that the following clause shall be deemed stricken from section 5.2 of that agreement: “directly or indirectly, being an owner, director, officer, employee, partner or agent of, or in any way associated with, any business which is in any way competitive with any aspect of the business engaged in by the Corporation or any of its Subsidiaries (other than the ownership of one percent (1%) or less of the outstanding stock of a corporation whose stock is listed on a national securities exchange or an over-the-counter stock listed by the National Association of Securities Dealers)”), however, no payment thereunder shall be made to you prior to the Payment Date (as defined herein).

2. So long as you remain employed with Alberto-Culver and perform your duties to an acceptable level until your Termination Date, which is March 1, 2007, you (or your heirs, as applicable) will be eligible to receive, in consideration for signing this Agreement and in exchange for the promises, covenants and waivers set forth herein, but only so long as you have not revoked this Agreement (as set forth below):

a. for a period of eighteen (18) months commencing on your Termination Date, Alberto-Culver shall continue to keep in full force and effect all policies of medical insurance with respect to you and your dependents with the same level of coverage (or a lower level, at your election), upon the same terms and otherwise to the same extent as such policies shall have been in effect immediately prior to the Termination Date, or if more favorable to you, as provided generally with respect to other peer executives of Alberto-Culver and its affiliated companies, and Alberto-Culver and you shall share the costs of the continuation of such insurance coverage in the same proportion as such costs were shared immediately prior to the Termination Date, provided, however, that Alberto-Culver’s obligation to continue to provide this benefit shall terminate at such time that (i) you commence employment with another employer and become eligible to receive medical insurance coverage under an employer-provided plan that is generally comparable to the coverage you receive pursuant to this paragraph 2.a. or (ii) you otherwise become ineligible for continuation of coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or any similar state law. The coverage provided hereunder shall be applied toward the satisfaction of, and shall not supplement, your right to continued coverage under COBRA or any similar state law;

b. outplacement services with an outplacement firm of your choosing for up to one year following your Termination Date, provided that payment or reimbursement of such services shall be made by Alberto-Culver on the Payment Date (as defined herein) and such services shall not exceed $12,000;

c. pursuant to the December 1, 1996 Severance Agreement you received from the Company (and its subsequent amendments) (hereinafter, the “Severance Agreement”), a lump sum payment of $1,478,000.00 in full satisfaction of all obligations thereunder, which shall be paid, less applicable withholdings and deductions, no earlier than the date that is six (6) months following the Termination Date and as soon as practicable thereafter (the “Payment Date”); and

d. the payments which shall be made to you pursuant to your Key Executive Deferred Compensation Agreement shall be increased such that the payments made to you each applicable year shall total $150,000.00, less applicable withholdings and deductions (and not $75,000.00, as previously provided in that agreement), but only so long as you comply, for the applicable time period, with the restrictive covenants set forth in paragraph 12 of this Agreement.

3. In consideration of the payment described above and for other good and valuable consideration, you hereby release and forever discharge, and by this instrument release and forever discharge, Alberto-Culver from all debts, obligations, promises, covenants, agreements, contracts, endorsements, bonds, controversies, suits, actions, causes of action, judgments, damages, expenses, claims or demands, in law or in equity, which you ever had, now have, or which may arise in the future, regarding any matter arising on or before the date of your execution of this Agreement, including but not limited to all claims (whether known or unknown) regarding your employment at or termination of employment from Alberto-Culver, any contract (express or implied), any claim for equitable relief or recovery of punitive, compensatory, or other damages or monies, attorneys’ fees, any tort, and all claims for alleged discrimination based upon age, race, color, sex, sexual orientation, marital status, religion, national origin, handicap, disability, or retaliation, including any claim, asserted or unasserted, which could arise under Title VII of the Civil Rights Act of 1964; the Equal Pay Act of 1963; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act of 1990; the Americans With Disabilities Act of 1990; the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Employee Retirement Income Security Act of 1974; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1991; the Worker Adjustment and Retraining Notification Act of 1988; the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1514A, also known as the Sarbanes Oxley Act; the Illinois Wage Payment and Collection Act, 820 ILCS 115/1 et seq., the Attorneys Fees in Wage Actions Act, 705 ILCS 225/0.01 et seq., the Illinois Worker Adjustment and Training Notification Act, 820 ILCS 65/1 et seq.; the Illinois Human Rights Act, 775 ILCS 5/1 et seq.; and any other federal, state or local laws, rules or regulations, whether equal employment opportunity laws, rules or regulations or otherwise, or any right under any Alberto-Culver pension, welfare, or stock plans provided, however, that nothing herein shall prevent you from enforcing your rights to vested benefits pursuant to applicable deferred compensation, stock option, restricted stock, profit sharing, and 401(k) plans, and provided further, that nothing herein shall interfere with your COBRA rights. This Agreement may not be cited as, and does not constitute any admission by Alberto-Culver of, any violation of any such law or legal obligation with respect to any aspect of your employment or termination therefrom.

4. You represent and agree that you have not filed any lawsuits against Alberto-Culver, or filed or caused to be filed any charges or complaints against Alberto-Culver with any municipal, state or federal agency charged with the enforcement of any law. Pursuant to and as a part of your release and discharge of Alberto-Culver, as set forth herein, with the sole exception of your right to bring a proceeding pursuant to the Older Workers Benefit Protection Act to challenge the validity of your release of claims pursuant to the Age Discrimination in Employment Act, you agree, not inconsistent with EEOC Enforcement Guidance On Non-Waivable Employee Rights Under EEOC-Enforced Statutes dated April 11, 1997, and to the fullest extent permitted by law, not to sue or file a charge, complaint, grievance or demand for arbitration against Alberto-Culver in any forum or assist or otherwise participate willingly or voluntarily in any claim, arbitration, suit, action, investigation or other proceeding of any kind which relates to any matter that involves Alberto-Culver, and that occurred up to and including the date of your execution of this Agreement, unless required to do so by court order, subpoena or other directive by a court, administrative agency, arbitration panel or legislative body, or unless required to enforce this Agreement. To the extent any such action may be brought by a third party, you expressly waive any claim to any form of monetary or other damages, or any other form of recovery or relief in connection with any such action. Nothing in the foregoing paragraph shall prevent you (or your attorneys) from (i) commencing an action or proceeding to enforce this Agreement or (ii) exercising your right under the Older Workers Benefit Protection Act of 1990 to challenge the validity of your waiver of ADEA claims set forth in paragraph 3 of this Agreement.

5. You represent, warrant and acknowledge that Alberto-Culver owes you no wages, commissions, bonuses, sick pay, personal leave pay, severance pay, vacation pay or other compensation or benefits or payments or form of remuneration of any kind or nature, other than that specifically provided for in this Agreement.

6. Alberto-Culver hereby states that it will take no action to preclude you from receiving Unemployment Insurance benefits, for which you may apply after your Termination Date.

7. You will not disparage or criticize Alberto-Culver, or issue any communication, written or otherwise, that reflects adversely on or encourages any adverse action against Alberto-Culver, except if testifying truthfully under oath pursuant to any lawful court order or subpoena or otherwise responding to or providing disclosures required by law.

8. You agree not to disclose, nor use for your benefit or the benefit of any other person or entity, any information received in connection with Alberto-Culver which is confidential or proprietary and (i) which has not been disclosed publicly by Alberto-Culver, (ii) which is otherwise not a matter of public knowledge or (iii) which is a matter of public knowledge but you know or have reason to know that such information became a matter of public knowledge through an unauthorized disclosure. Proprietary or confidential information shall include information the unauthorized disclosure or use of which would reduce the value of such information to Alberto-Culver. Such information includes, without limitation, Alberto-Culver’s client lists, its trade secrets, any confidential information about (or provided by) any client or prospective or former client of Alberto-Culver, information concerning Alberto-Culver’s business or financial affairs, including its books and records, commitments, procedures, plans and prospects, or current or prospective transactions or business of Alberto-Culver and any “inside information.” You hereby confirm that you have delivered to Alberto-Culver and retained no copies of any written materials, records and documents (including those that are electronically stored) made by you or coming into your possession during the course of your employment with Alberto-Culver which contain or refer to any such proprietary or confidential information. You further confirm that you have delivered to Alberto-Culver any and all property and equipment of Alberto-Culver, including laptop computers, identification badges, cellular phones, corporate credit cards, etc., which may have been in your possession.

9. You agree not to disclose the terms, contents or execution of this Agreement, the claims that have been or could have been raised against Alberto-Culver, or the facts and circumstances underlying this Agreement, except in the following circumstances:

a. You may disclose the terms of this Agreement to your immediate family, so long as such family member agrees to be bound by the confidential nature of this Agreement;

b. You may disclose the terms of this Agreement to (i) your tax advisors so long as such tax advisors agree in writing to be bound by the confidential nature of this Agreement (ii) taxing authorities if requested by such authorities and so long as they are advised in writing of the confidential nature of this Agreement or (iii) your legal counsel; and

c. Pursuant to the order of a court or governmental agency of competent jurisdiction, or for purposes of securing enforcement of the terms and conditions of this Agreement.

10. Upon service on you, or anyone acting on your behalf, of any subpoena, order, directive or other legal process requiring you to engage in conduct encompassed within paragraphs 7, 8 or 9 of this Agreement, you or your attorney shall immediately notify Alberto-Culver of such service and of the content of any testimony or information to be provided pursuant to such subpoena, order, directive or other legal process and within two (2) business days send to the undersigned representative of Alberto-Culver via overnight delivery (at Alberto-Culver’s expense) a copy of said documents served upon you.

11. For purposes of this Agreement, Cause shall mean that you committed one or more acts or omissions constituting: (a) a felony; (b) theft, misappropriation or embezzlement of Alberto-Culver funds; (c) fraud or self-dealing committed in conjunction with your employment; (d) violation of laws, rules or regulations applicable to companies in Alberto-Culver’s business generally; (e) habitual intoxication or abuse of controlled substances; (f) extended and unexplained absences from the office; or (g) repeated and willful failure to follow supervisors’ instructions.

12. a. You hereby agree that for eighteen (18) months following the Termination Date, you shall not, directly or indirectly, encourage any Albert-Culver employee to terminate his/her employment with Alberto-Culver or solicit such an individual for employment outside Alberto-Culver that would end or diminish that employee’s services to Alberto-Culver. To this end, you hereby acknowledge that this restriction is important to Alberto-Culver’s interest in maintaining a stable workforce.

b. The payments set forth in paragraph 2.d of this Agreement constitute consideration in exchange for the restrictive covenant set forth in paragraph 12 of this Agreement. Furthermore, you acknowledge and agree that if you break the promise set forth in this paragraph 12, such conduct would cause great damage and injury to Alberto-Culver and that the promise set forth in this paragraph 12 provides a material element of the Company’s consideration for and inducement to provide you with the payments set forth in paragraph 2.d. of this Agreement. Accordingly, it is expressly understood and agreed that if there is a breach by you, you will either (i) not receive any further payments described in paragraph 2.d. of this Agreement (to the extent any of payments referenced in 2.d. have not yet been made), and/or (ii)

immediately repay to Alberto-Culver the value of each of the payments that have been paid pursuant to paragraph 2.d. as liquidated damages, it being agreed that Alberto-Culver’s monetary damages in the event of such breach would be difficult to calculate, and that this amount represents a fair approximation of such damages.

13. All payments or benefits under this Agreement are subject to any applicable employment or tax withholdings or deductions. In addition, the parties hereby agree that it is their intention that all payments or benefits provided under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement shall be interpreted accordingly. You hereby are advised to seek independent advice from your tax and/or legal advisor(s) with respect to the application of Section 409A of the Code to any payments or benefits under this Agreement. Notwithstanding the foregoing, Alberto-Culver does not guarantee the tax treatment of any payments or benefits under this Agreement, including without limitation under the Code, federal, state or local laws. Notwithstanding anything in this Agreement to the contrary, if you are considered a “specified employee” or a “key employee” who has experienced a “separation from service,” each within the meaning of Section 409A of the Code, no payments or benefits pursuant to this Agreement or the Severance Agreement that are considered “deferred compensation” subject to Section 409A of the Code will be made prior to the date that is six (6) months after your date of “separation from service” (or, if earlier, your date of death).

14. You agree that you will assist and cooperate with Alberto-Culver in connection with the defense or prosecution of any claim that may be made against or by Alberto-Culver, or in connection with any ongoing or future investigation or dispute or claim of any kind involving Alberto-Culver, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by you, pertinent knowledge possessed by you, or any act or omission by you. You further agree to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this paragraph.

15. This Agreement constitutes the entire agreement between Alberto-Culver and you, and supersedes and cancels all prior and contemporaneous written and oral agreements, including without limitation the Severance Agreement, between Alberto-Culver and you, except that the Employee Secrecy Agreement executed by you and the Key Executive Deferred Compensation Agreement (as modified by this Agreement’s paragraphs 1.b. and 2.d.) shall remain in full force and effect. You affirm that, in entering into this Agreement, you are not relying upon any oral or written promise or statement made by anyone at any time on behalf of Alberto-Culver.

16. This Agreement is binding upon you and your successors, assigns, heirs, executors, administrators and legal representatives. Similarly, Alberto-Culver’s responsibility to make the payments and/or provide the benefits described herein shall be binding upon Alberto-Culver’s successor(s) or assign(s), if any.

17. If any of the provisions, terms or clauses of this Agreement are declared illegal, unenforceable or ineffective in a legal forum, those provisions, terms and clauses shall be deemed severable, such that all other provisions, terms and clauses of this Agreement shall remain valid and binding upon both parties.

18. Without detracting in any respect from any other provision of this Agreement:

a. You, in consideration of the payment provided to you as described in paragraph 2 of this Agreement, agree and acknowledge that this Agreement constitutes a knowing and voluntary waiver of all rights or claims you have or may have against Alberto-Culver as set forth herein, including, but not limited to, all rights or claims arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), including, but not limited to, all claims of age discrimination in employment and all claims of retaliation in violation of the ADEA; and you have no physical or mental impairment of any kind that has interfered with your ability to read and understand the meaning of this Agreement or its terms, and that you are not acting under the influence of any medication or mind-altering chemical of any type in entering into this Agreement.

b. You understand that, by entering into this Agreement, you do not waive rights or claims that may arise after the date of your execution of this Agreement, including without limitation any rights or claims that you may have to secure enforcement of the terms and conditions of this Agreement.

c. You agree and acknowledge that the consideration provided to you under this Agreement is in addition to anything of value to which you are already entitled.

d. Alberto-Culver hereby advises you to consult with an attorney prior to executing this Agreement.

e. You acknowledge that you were informed that you had at least forty-five (45) days in which to review and consider this Agreement, to review the information as required by the ADEA, a copy of such information being attached to and made part of this Agreement, and to consult with an attorney regarding the terms and effect of this Agreement.

19. Alberto-Culver agrees that you may revoke this Agreement within seven (7) days from the date you sign this Agreement, in which case this Agreement shall be null and void and of no force or effect on either Alberto-Culver or you. Any revocation must be in writing and received by Alberto-Culver by 5:00 p.m. on or before the seventh day after this Agreement is executed by you. Such revocation must be sent to the undersigned at Alberto-Culver.

20. This Agreement may not be changed or altered, except by a writing signed by Alberto-Culver and you. This Agreement is entered into in the State of Illinois, and the laws of the State of Illinois will apply to any dispute concerning it, excluding the conflict-of-law principles thereof.

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YOU EXPRESSLY ACKNOWLEDGE, REPRESENT, AND WARRANT THAT YOU HAVE READ THIS AGREEMENT CAREFULLY; THAT YOU FULLY UNDERSTAND THE TERMS, CONDITIONS, AND SIGNIFICANCE OF THIS AGREEMENT; THAT ALBERTO CULVER HAS ADVISED YOU TO CONSULT WITH AN ATTORNEY CONCERNING THIS AGREEMENT; THAT YOU HAVE HAD A FULL OPPORTUNITY TO REVIEW THIS AGREEMENT WITH AN ATTORNEY; THAT YOU

UNDERSTAND THAT THIS AGREEMENT HAS BINDING LEGAL EFFECT; AND THAT YOU HAVE EXECUTED THIS AGREEMENT FREELY, KNOWINGLY AND VOLUNTARILY.

PLEASE READ CAREFULLY. THIS AGREEMENT HAS IMPORTANT LEGAL CONSEQUENCES.

Date: January 11, 2007	/s/ William J. Cernugel
WILLIAM J. CERNUGEL

ALBERTO-CULVER COMPANY

Date: January 11, 2007	By:	/s/ Gary P. Schmidt
	Name:	Gary P. Schmidt
	Title:	Senior Vice President, General Counsel and Secretary